ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090203

Filed in the office of	Document Number 20150126641-48
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 03/20/2015 10:20 AM
	Entity Number C13461-2004

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Electronic Cigarettes International Group, Ltd.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 4, Section 1 has been amended as follows:

Classes and Number of Shares. The total number of shares of all classes of stock, which the corporation shall have authority to issue is Three-Hundred-Million (300,000,000), consisting of Three-Hundred-Million (300,000,000) shares of Common Stock with a par value of $0.001 per share (the "Common Stock"). As of the close of business on the effective date of this amendment, each 15 (fifteen) shares of the corporation's issued and outstanding stock is hereby combined and converted into 1 (one) share of Common Stock (the "Reverse Split"), without any action on the part of holder thereof. No fractional shares shall be issued in the Reverse Split. The Reverse Split will not change the number of authorized shares outstanding.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 66.46%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.